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CTG Reports 2002 Second Quarter Financial Results

BUFFALO, N.Y. -July 15, 2002 -CTG (NYSE: CTG), an international information technology (IT) solutions and staffing company, today announced its financial results for the second quarter of 2002. CTG's revenues for the second quarter of 2002 were $67.7 million, compared with revenues of $86.1 million in the second quarter of 2001. CTG's net income for the second quarter of 2002 was $.7 million, or $0.04 per diluted share, compared with a net loss in the 2001 second quarter of $1.4 million, or $0.08 per diluted share.

For the 2002 first half, CTG reported revenues of $137.6 million, compared with revenues of $170.9 million in the 2001 first half. CTG's net income for the 2002 first half was $1.1 million, or $0.07 per diluted share, compared with a 2001 first half net loss of $2.7 million, or $0.17 per diluted share.

"CTG's second quarter results again reflect our ability to achieve a modest level of profitability in a business environment where corporate spending for IT services remains significantly below historical levels," said CTG Chairman and Chief Executive Officer James R. Boldt. "Although revenues are slightly below our initial forecast, CTG's earnings are a $3.8 million improvement over the first half of 2001 and in line with expectations. Consistent with our commitment to align expenses with revenues, selling, general, and administrative expenses as a percentage of revenue declined to 25.7% in 2002 from 29.3% in the first half of 2001."

Mr. Boldt added, "During the second quarter, demand for staffing services remained soft, although stable with activity in recent quarters. Proposal activity for application management outsourcing (AMO) and healthcare projects continues to be strong. In the second quarter, we secured a $3.8 million, one-year managed services engagement for a major pharmaceutical company, as well as a number of Health Insurance Portability and Accountability Act (HIPAA) compliance assessments, which typically are the first step to more significant remedial development and integration work. We are also very pleased with the initial success of the CTG Retail Solutions practice, which is generating business ahead of the targets set in our business plan."

CTG also issued guidance for the third quarter of 2002. Based on current business and market conditions, CTG expects that its revenues for the third quarter of 2002 will range from $65.0 million to $67.0 million, reflecting one less billing day in the third quarter and normal lower seasonal utilization rates associated with vacations. The Company also indicated that it had completed the initial valuation of its intangible assets in conjunction with its adoption of Statement of Financial Accounting Standard (SFAS) No. 142, "Goodwill and Other Intangible Assets." As a result of this evaluation, CTG expects to record a $32 million to $38 million non-cash pre-tax charge for impairment of goodwill in the 2002 third quarter, or $1.88 to $2.24 per diluted share for the 2002 third quarter. Excluding the charge for goodwill impairment, CTG expects that its 2002 third quarter net income per diluted share will range from $0.02 to $0.04.

Mr. Boldt explained, "Although CTG generates approximately the same level of revenues and profitability from healthcare IT services as when we acquired Elumen Solutions in February 1999, the decline in long-term projected growth rates for the healthcare IT market since then required us to make this valuation adjustment under SFAS No. 142. Despite the decline in projected growth rates from 1999 levels, healthcare IT remains a very attractive vertical market for CTG, with current projected compound annual growth rates still over 10%. The impact of this writedown on our balance sheet has been mitigated by our ability to substantially pay down our debt associated with the Elumen acquisition from $44.3 million immediately after the acquisition to $13.2 million, and, as a result, our leverage ratios continue to be at reasonable levels."

Mr. Boldt concluded, "We continue to actively manage our business to reflect overall lower market demand while selectively investing in those areas of opportunity, such as e-security, application management outsourcing, and the healthcare and retail vertical markets, where demand is both stronger and growing. Over the last year, this strategy has proven to be the best one for CTG to weather this prolonged market downturn while keeping us in a position to be able to take advantage of an upturn in the market. We remain confident in the long-term prospects for our business because many of the productivity gains achieved over the last decade were driven by technology, and we anticipate that there will eventually be a recovery in the IT services market when companies return to investing in IT to increase their productivity."

Backed by 36 years' experience, CTG provides IT application management, consulting, software development and integration, and staffing solutions to help Global 2000 clients focus on their core businesses and use IT as a competitive advantage to excel in their markets. CTG combines in-depth understanding of our clients' businesses with a full range of integrated services and proprietary ISO 9001-certified service methodologies. Our 2,800 IT professionals in nearly 50 offices in North America and Europe have a proven track record of delivering solutions that work. More information about CTG is available on the Web at www.ctg.com.

This document contains certain forward-looking statements concerning the Company's current expectations as to future growth. These statements are based upon a review of industry reports, current business conditions in the areas where the Company does business, the availability of qualified professional staff, the demand for the Company's services, and other factors that involve risk and uncertainty. As such, actual results may differ materially in response to a change in such factors. Such forward-looking statements should be read in conjunction with the Company's disclosures set forth in the Company's 2001 Form 10-K and Management's Discussion and Analysis section of the Company's 2001 annual report, which are incorporated by reference. The Company assumes no obligation to update the forward-looking information contained in this release.

CTG will hold a conference call on July 16, 2002 at 11:00 AM Eastern Time to discuss its financial results and business strategy. CTG Chairman and Chief Executive Officer James R. Boldt will lead the call. Interested parties can dial in to 1-888-391-0096 between 10:45 AM and 10:50 AM and ask for the CTG conference call and identify James Boldt as the conference chairperson. A replay of the call will be available between 1:00 PM Eastern Time July 16, 2002 and 1:00 PM Eastern Time July 17, 2002 by dialing 1-800-633-8284 and requesting reservation number 20235037.

Today's news release, along with CTG news releases for the past year, is available on the Web at www.ctg.com.

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Statements of Operations (amounts in thousands except per share data)
	For the Quarter Ended		For the Two Quarters Ended
	June 28, 2002	June 29, 2001	June 28, 2002	June 29, 2001
Revenue (a)	$67,667	$86,113	$137,561	$170,876
Direct Costs (a)	48,986	61,449	99,135	122,632
Selling, General and Administrative Expenses (b)	17,374	23,225	35,317	50,027
Operating Income (Loss)	1,307	1,439	3,109	(1,783)
Net Other Expense	(198)	(1,406)	(1,258)	(2,133)
Income (Loss) Before Income Taxes	1,109	33	1,851	(3,916)
Provision (Benefit) for Income Taxes	438	1,390	731	(1,179)
Net Income (Loss)	$671	$(1,357)	$1,120	$(2,737)
Net Income (Loss) Per Share:
Basic	$0.04	$(0.08)	$0.07	$(0.17)
Diluted	$0.04	$(0.08)	$0.07	$(0.17)
Weighted Average Shares Outstanding:
Basic	16,557	16,418	16,545	16,401
Diluted	17,029	16,418	17,000	16,401

a.	During the first quarter of 2002, based upon new interpretive guidance issued for the accounting for billable expenses, the Company began to record its billable expenses on a gross basis as both revenue and direct costs, rather than on a net basis. Such costs totaled $1.9 million and $2.4 million in the second quarter of 2002 and 2001, respectively, and $3.8 million and $4.4 million in the year-to-date periods for 2002 and 2001, respectively. The 2001 revenue and direct costs balances have been adjusted by these amounts from that which was previously reported.

b.	On January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, "Goodwill and Other Intangible Assets," which discontinued the practice of amortizing goodwill and indefinite-lived intangible assets. In the second quarter of 2001 and for the year-to-date 2001 period, the Company recorded $1.0 million and $2.0 million, respectively, of such amortization expense.

COMPUTER TASK GROUP, INCORPORATED (CTG) Consolidated Balance Sheets (amounts in thousands)
	June 28, 2002	June 29, 2001		June 28, 2002	June 29, 2001
Current Assets:			Current Liabilities:
Cash and Cash Equivalents	$ 2,731	$ 5,502	Accounts Payable	$ 8,238	$ 10,436
Accounts Receivable, Net	52,280	68,485	Accrued Compensation	21,985	27,931
Other Current Assets	4,799	4,893	Income Taxes Payable	2,802	2,507
			Other Current Liabilities	6,084	7,587
Total Current Assets	59,810	78,880	Total Current Liabilities	39,109	48,461
			Long-term Debt	13,234	28,920
Property and Equipment, Net	12,666	13,631	Other Liabilities	9,214	10,943
Other Assets	77,813	80,997	Shareholders' Equity	88,732	85,184
Total Assets	$150,289	$173,508	Total Liabilities and Shareholders' Equity	$150,289	$173,508